Exhibit 99

Communications Systems Announces

Fourth Quarter and 2003 Operating Results.

Hector, MN — March 9, 2004 — Communications Systems, Inc. (AMEX: JCS) today reported net income of $919,000 or $0.11 per diluted share for the fourth quarter ended December 31, 2003 compared to net income of $1,239,000 or $0.15 per diluted share for the fourth quarter of 2002. Fourth quarter 2003 revenues totaled $26,300,000 compared to revenues of $27,218,000 in the fourth quarter of 2002.Twelve-month revenues for 2003  were $102,411,000 compared to $107,300,000 in  2002. The 2003 twelve-month revenues include $13,146,000 in sales contributed from the MiLAN business unit, which was acquired March 25, 2002, compared to MiLAN sales of $10,503,000 in 2002.

Net income for the twelve months ended December 31, 2003 was $2,717,000 or $.33 per diluted share compared to net income of $2,337,000 or $.28 per diluted share in 2002. The Company recorded a writedown for excess inventory of $1,500,000 in the second quarter of 2002.

The company’s United Kingdom based business unit experienced weak market conditions in 2003 and reported a $1,565,000 loss in the full year of 2003 compared to a loss of $350,000 in the full year of 2002.  Total severance costs incurred in 2003 for this business unit were approximately $420,000 as the business unit was restructured to reflect expected business levels.

The company’s education consulting segment reported a 34% decline in revenues to $11,868,000 in 2003 compared to $17,992,000 in 2002. Pretax income in the full year 2003 declined to $1,101,000 compared to pretax income of $2,404,000 in the full year of 2002.  Several major projects were delayed due to processing problems of E-rate applications.

Media conversion and network switch segment revenues for full year 2003 increased $1,992,000 to $51,002,000 compared to $49,010,000 in 2002.  Pretax income for full year 2003 for this business segment declined slightly to $4,327,000 compared to $4,369,000 in 2003. This is now the largest revenue business segment within CSI and is likely to remain so in the future.

Jeffrey K. Berg, President and Chief Operating Officer, commented: “ We have completed our expense reduction initiatives throughout all of our business segments. For the first two months of 2004, our UK segment has been profitable, which we accomplished through expense reduction and enhancing and realigning our UK sales group. We believe our efforts over the last two years of expense reduction, investing in growth segments and building stronger relations with our customers, will be reflected in 2004 with positive results.”

Curtis A. Sampson Chairman and Chief Executive Officer, said:  “It’s been a very difficult two and a half years for manufacturers like CSI as many of our customers reduced spending.  During that time CSI has remained profitable and is well positioned as the telecommunications market rebounds from the past couple years.  The substantial loss realized in our U.K. segment in 2003 had a significant negative impact, reducing consolidated operating income by approximately  .19 cents per share after income taxes.  We will continue to invest and focus on expanding our new growth media conversion and network switch segments while evaluating our business units to identify and pursue opportunities for higher growth and profitability.  The Company forecasts all business units to be profitable in 2004.  As previously announced, CSI’s proposed acquisition of Image Systems, Corp, which was approved by both boards of directors, is expected to be completed by the end of March following approval by Image Systems shareholders.  This acquisition will provide synergy and will be reflected in the operations of the other business units.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: lower sales to RBOCs and other major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; and other factors discuss from time to time in the Company’s filings with the Securities and Exchange Commission.

CSI CONSOLIDATED SUMMARY OF EARNINGS

	Three Months Ended December 31
	2003	2002
Sales	$26,300,462	$27,217,549
Gross Margin	8,089,850	8,387,898
Operating Income	1,527,928	2,048,960
Income Before Income Taxes	1,582,011	2,066,756
Income Taxes	663,000	828,000
Net Income	919,011	1,238,756
Basic Net Income Per Share	0.11	0.15
Diluted Net Income Per Share	0.11	0.15

Average Shares Outstanding:
Average Common Shares Outstanding	8,185,882	8,168,826
Dilutive Effect of Stock Options Outstanding	16,200	114
	8,202,082	8,168,940

	Twelve Months Ended December 31
	2003	2002
Sales	$102,410,501	$107,299,857
Gross Margin	29,461,652	28,551,697
Operating Income	4,020,169	3,939,725
Income Before Income Taxes	4,335,481	3,894,672
Income Taxes	1,618,000	1,558,000
Net Income	2,717,481	2,336,672
Basic Net Income Per Share	0.33	0.28
Diluted Net Income Per Share	0.33	0.28

Average Shares Outstanding:
Average Common Shares Outstanding	8,169,078	8,245,352
Dilutive Effect of Stock Options Outstanding	17,806	1,129
	8,186,884	8,246,481